Exhibit 99.1

AIR Announces Nominations of Three New Independent Directors

Tom Bohjalian, Kristin Finney-Cooke, and Margarita Paláu-Hernández will be nominated for election at the Company’s 2021 annual meeting.

The new directors will provide experienced leadership in corporate governance, capital allocation and portfolio management, and successful investment in real estate securities.

The new directors embody AIR’s commitment to talent, corporate responsibility, best-in-class corporate governance, and financial results.

Denver, CO, August 5, 2021 – Apartment Income REIT Corp., known as AIR Communities (NYSE: AIRC) (“AIR” or the “Company”) announced today that its Board of Directors has nominated three experienced and exceptionally well-qualified individuals to stand for election as independent directors at the Company’s annual meeting in December: Tom Bohjalian, Kristin Finney-Cooke, and Margarita Paláu-Hernández. The Company also announced that the three incumbent directors whose terms expire at the 2021 annual meeting will retire from the Board.

These announcements are part of AIR’s ongoing board refreshment initiatives. The three nominees were selected after an extensive search by AIR’s Nominating and Corporate Governance Committee, chaired by Kathleen Nelson. Ms. Nelson worked with Ferguson Partners, an independent expert in board recruitment and governance, to identify, interview, and evaluate candidates with the right experience and personal qualities to serve on the AIR Board. All other AIR directors were also fully engaged, meeting with several candidates including the three nominees, and were in unanimous support of the nominees.

“We are pleased to nominate three experienced and talented people to the AIR Board of Directors,” said Board Chairman Tom Keltner. “We set out to find directors who met our criteria, including breadth and depth of experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquires, and an understanding of AIR’s business environment. Tom, Kristin, and Maggie bring deep real estate, investment, and governance expertise and a broad and diverse range of perspectives and backgrounds to the Board, and we are eager to add them to the team. Their nomination exemplifies and continues AIR’s commitment to best-in-class corporate governance and our focus on regular board refreshment.”

Ms. Nelson added: “In addition to achieving business objectives and maximizing returns for shareholders, diversity is a high priority for me. AIR has long been recognized for the opportunities it provides women. About half of AIR’s senior leaders are women, and all of the Board committees are presently chaired by women. With the election of Tom, Kristin, and Maggie, the eight independent directors will include equal numbers of men and women. They will also incorporate the perspectives of immigrants from Iraq, Mexico, and Vietnam together with the lived experience of African American, Asian, Hispanic, Middle Eastern, and other ethnicities. They will span a broad range of ages and have an average tenure of three years, with five new directors having been added in the roughly last 20 months.”

Ms. Nelson added further: “In addition to this first-rate Board, AIR is focused on all aspects of good corporate governance. For example, after the December election, the AIR Board will be subject to annual election. AIR will be one of three of its multifamily peers to have separated the positions of Chairman and CEO. AIR will be the only one of its multifamily peers to have waived the MUTA right to classify the Board.”

Nina Tran, Chair of the Audit Committee added: “We asked our shareholders about board composition. We heard that they wanted independent thinking, broad perspectives, and the point of view of the investor. Tom, Kristin, and Maggie, if elected, will bring these qualities and more. Tom has a remarkable investment track record as the Head of U.S. Real Estate for Cohen & Steers, the largest dedicated REIT investor with $96B of assets under management. Kristin has expertise in portfolio composition, asset allocation, and investment policy. Maggie has extensive business and public company experience.”

Terry Considine, AIR director and CEO, added “As part of the separation of AIR from Aimco, the AIR Board committed to simplification of its business, reduction of execution risk, lowering leverage, and being the most efficient way to invest in multi-family properties. We also committed to refresh the board. Today’s announcement is one more confirmation of ‘promises made, promises kept.’”

Incumbent AIR directors Robert Miller, Kathleen Nelson, and Michael Stein will not stand for reelection at the December annual meeting. Chairman Keltner expressed his thanks for their service and, speaking for the entire Board, said: “Bob, Kathleen, and Mike have been exemplary directors. Each has chaired committees, mentored members of management, and contributed in ways too numerous to mention. Each felt keenly the responsibility to serve shareholders. They should take great pride in the high returns earned for AIR shareholders over their times in office. For example, over their times in office, shareholders enjoyed annualized returns that have outperformed the MSCI REIT Index by a range of approximately 150bps–250bps. They are admired colleagues and dear friends. We are grateful for their service.”

About Thomas N. Bohjalian, CFA:

Mr. Bohjalian has over 30 years of real estate and finance experience. In June of 2021, Mr. Bohjalian retired from Cohen & Steers, a $96B global asset manager focused on listed Real Assets, where he had spent the past 20 years. Mr. Bohjalian was Executive Vice President/Senior Portfolio Manager, the Head of U.S. Real Estate and Trading departments, and responsible for investment decisions for $40B of the firm’s assets. During his tenure at Cohen & Steers, he was responsible for two 5-Star Morningstar ranked funds, was a five-time winner of the Lipper Fund of the year award, and consistently ranked in the top decile of all real estate fund managers. Mr. Bohjalian is a Chartered Financial Analyst, a member of the New York Society of Security Analysts, and a graduate of Northeastern University (B.S. in Business Administration and M.B.A.).

About Kristin R. Finney-Cooke, CAIA

Ms. Finney-Cooke has enjoyed a 23-year career in investment management, for the past 11 years as a Senior Consultant in the NEPC Chicago office where she provides investment advice to large asset pools on investment policy development, asset liability modeling, asset allocation, investment manager selection, and performance monitoring. In addition to her role as a lead consultant with clients, she is the Co-Chair of the Diverse Manager Advisory Committee. Prior to joining NEPC, Ms. Finney-Cooke spent six years at Mercer where she was a Principal and provided investment consulting services to large public, endowment, healthcare, and corporate fund clients, including three years as the National Public Fund Segment Leader. Preceding Mercer, Ms. Finney-Cooke spent six years at Credit Suisse First Boston. She holds an M.B.A. in Finance and Accounting from the University of Chicago and a B.S. from Howard University. Kristin is a Chartered Alternative Investment Analyst (CAIA) designee, a frequent speaker at conferences and testifies annually at the Illinois State Senate Hearings on behalf of her clients. In addition to her professional responsibilities, Ms. Finney-Cooke serves as a member of the Board of Trustees and is the Investment Committee Chair for Chicago State University Foundation, a member of the Board of Trustees for the Ann & Robert H. Lurie Children’s Hospital of Chicago Medical Center as well as a member of the Economic Club of Chicago.

About Margarita Paláu-Hernández, Esq.:

Ms. Paláu-Hernández is the founder and Chief Executive Officer of Hernández Ventures, a privately held enterprise involved in Spanish-language media, business, and real estate ventures. Ms. Paláu-Hernández serves on the boards of directors of Occidental Petroleum, Xerox Holdings Corporation, and Conduent Incorporated. She previously served on the boards of Herbalife Nutrition, Ltd. (2018 to 2021) and ALJ Regional Holdings, Inc. (2015 to 2019). In September of 2018, Ms. Paláu-Hernández was nominated to serve as a Representative of the United States of America to the Seventy-third Session of the General Assembly of the United Nations with the personal rank of Ambassador. Prior to founding Hernandez Ventures, Ms. Paláu-Hernández was an attorney with the law firm of McCutcheon, Black, Verleger & Shea (1985-1988) where she specialized in real estate transactions. In addition to her professional responsibilities, Ms. Paláu-Hernández serves as Chair of the Yale School of Management Council of Global Advisors, as a member of the Board of Trustees of the National Museum of the American Latino at the Smithsonian and on the Ronald Reagan UCLA Medical Center Board of Advisors. Ms. Paláu-Hernández was born in Mexico where she received her primary and secondary education. She completed her education in the United States, earning a bachelor’s degree, magna cum laude, from the University of San Diego and a Juris Doctor degree from UCLA School of Law.

Important Additional Information and Where to Find It

AIR plans to file a proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”), together with a WHITE proxy card.

STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of the Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2021 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (https://investors.aircommunities.com/).

Participants in the Solicitation

The Company, its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2021 Annual Meeting. Additional information regarding the identity of these potential participants, none of whom owns in excess of one percent (1%) of the Company’s voting shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the 2021 Annual Meeting. Information relating to the foregoing can also be found in the Company’s Form 10-K/A, filed with the SEC on April 20, 2021. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the Form 10-K/A, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

About AIR

AIR is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United States. AIR is one of the country’s largest owners and operators of apartments, with 96 communities in 12 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC, and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Contact:

Beth Hagan

(303) 587-8101

investors@aircommunities.com

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